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                                                                     EXHIBIT 4.5



         THIS AMENDMENT, dated as of May 22, 1998, by and between Thermadyne Holdings Corporation (the "Company") and Donaldson, Lufkin & Jenrette Securities Corporation (the "Initial Purchaser"), amends the Registration Rights Agreement (as defined).

                                    RECITALS

         1. Mercury Acquisition Corporation, a Delaware corporation (the "Issuer") and the Initial Purchaser entered into the Registration Rights Agreement, dated as of May 22, 1998 (the "Registration Rights Agreement"), relating to registration rights with respect to $174,000,000 aggregate principal amount at maturity of the Issuer's 12-1/2% Senior Discount Debentures due 2008.

         2. The Issuer has merged with and into the Company (the "Merger").

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties hereto agree as follows:

         1. Defined Terms. Capitalized terms used herein and not otherwise defined are used as defined in the Registration Rights Agreement.

         2. Amendment to Registration Rights Agreement. The Registration Rights Agreement shall be amended to include the following: The Company hereby acknowledges and agrees that, by virtue of the Merger and the operation of law, it has become a party to the Registration Rights Agreement and has assumed all of the liabilities and obligations of the Issuer under the Registration Rights Agreement.

         3. Governing Law. This amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

         4. Continuing Effect. This amendment does not cancel or extinguish any rights or obligations of the parties to the Registration Rights Agreement. The parties agree that the Registration Rights Agreement shall be amended only in respect of the matters referred to herein, and the provisions of the Registration Rights Agreement are otherwise in full force and effect.

         5. Counterparts. This amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which when taken together shall constitute one and the same instrument.

         6. Headings. The headings of this amendment are provided for convenience of reference only and shall not limit or otherwise affect the meaning hereof.



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         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment or have caused this Amendment to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the date first above written.


                                    THERMADYNE HOLDINGS CORPORATION


                                    By: /s/ STEPHANIE N. JOSEPHSON
                                       --------------------------------
                                       Name:
                                       Title:

                                    DONALDSON, LUFKIN & JENRETTE
                                         SECURITIES CORPORATION


                                    By: /s/ TIMOTHY WHITE
                                       --------------------------------
                                       Name: Timothy White
                                       Title: Vice President